Exhibit 10(xiv)

SEVERANCE BENEFITS PLAN (OFFICERS) - SUMMARY PLAN DESCRIPTION

PURPOSE

The purpose of the American Greetings Severance Benefits Plan (Officers) (the “Plan”) is to provide severance benefits to officers of American Greetings Corporation (“American Greetings Corporation” or “Company”) employed in the United States, who lose their positions with the Company involuntarily.

ELIGIBILITY

(a)	You may be eligible for benefits under this Plan if you are employed as an officer of the Company in the United States on a regular full-time or regular part-time basis and your employment is involuntarily terminated due to (i) a change in operations; (ii) a facility relocation or closing; (iii) a reduction in force for economic or other reasons; or (iv) any other reason elected by the Company in its sole discretion, except for gross violation of obligations to the Company.

(b)	You will not be eligible for benefits under this Plan if you are terminated for any reason, including, but not limited to those stated in paragraph (a) above, and prior to your termination, or within a reasonable time after your termination, the Company or any entity which continues to operate that part of American Greetings business in which you were employed offers you any comparable position. (Comparable position shall be determined at the sole discretion of the Plan Administrator on a non-discriminatory basis.)

(c)	You will not be eligible for benefits under this Plan if you resign (including but not limited to resignation prior to the date of involuntary termination for any of the reasons stated in paragraph (a) above), abandon your job, fail to return from an approved leave of absence, initiate your termination on any similar basis, or are terminated for gross violation of obligations to the Company, as determined by the Plan Administrator in its sole’s discretion.

SCHEDULE OF BENEFITS

The amount of severance benefits you receive will be governed by whether you choose to participate in the Company’s standard or enhanced severance benefit program.

The benefits you receive under this plan will be based on your base salary, exclusive of bonus and/or commission, at the time you are notified of your termination. Any performance/merit reviews that are pending or in process will not affect the amount of your severance benefits. A month’s pay is determined by an employee’s annual base salary (exclusive of bonus, commissions, or other incentive) as specified in that person’s PL-1 divided by 12.

SEVERANCE PAY

1. Standard Severance Benefits – An officer will receive one-half month’s pay.

2. Enhanced Severance Benefits – An officer who signs a waiver and release agreement at the time of termination in a form prepared by the Company will receive:

One (1) month’s base salary (exclusive of bonus, commission or other incentive) for each year of continuous service completed with the Company, up to a maximum total benefit (standard plus enhanced) not to exceed:

Sr. Vice President	24 months
Vice President and Executive Directors	18 months

The minimum total benefit (standard plus enhanced) provided will be:

Sr. Vice President	12 months
Vice President and Executive Director	6 months

HEALTH CARE COVERAGE
Continued health care coverage concurrently with COBRA in the plan in which you are currently enrolled, at the employee payroll deduction rate through the end of the severance period. Thereafter, you are eligible for the remainder of the COBRA period at the full COBRA cost. The monthly premium for health care will be deducted directly from your severance payment.

OUTPLACEMENT SERVICES
An officer who signs a waiver and release agreement at the time of termination in a form prepared by the Company will receive outplacement services to assist him/her in seeking employment. The Company will select the service provider and will make direct payments to the service provider. Services provided will be a six (6) month program.

METHOD OF PAYMENT

You will receive your severance pay via a monthly direct deposit into the account(s) you currently have designated for payroll deposits. The Company reserves the right to pay any portion of the severance pay in a lump sum, at Company’s discretion.

SOURCE OF BENEFITS

The Company shall pay your benefits under the Plan from its general assets.

REVIEW OF DENIAL OF BENEFITS

In the event that you do not receive benefits to which you think you are entitled; you may file a claim for those benefits. In the event that your claim is denied, in whole or in part, you will be notified in writing. The notice will tell you why your claim was denied, and either request any additional information necessary to grant your claim or tell you what to do to appeal the denial. To appeal, you must file a form prescribed by the Company, setting forth the facts and benefits claimed. The Plan Administrator will rule on your claim within sixty days of receipt of your appeal. A copy of the ruling and a statement supporting the decision will be given to you.

PLAN ADMINISTRATION

The following information about the Severance Benefits Plan and how it is administered may be useful to you:

PLAN NAME

The official name of the plan is the American Greetings Corporation Severance Benefits Plan (Officers) (the “Plan”).

PLAN NUMBER

The plan number American Greetings has assigned to this severance benefits plan is #        .

PLAN YEAR

The Plan is administered on a fiscal year basis: March 1 through February 28.

TYPE OF PLAN

The Plan is a severance benefits plan.

PLAN SPONSOR AND PLAN ADMINISTRATOR

American Greetings Corporation is the Plan Sponsor and Plan Administrator. The address and telephone numbers are:

American Greetings Corporation

One American Road

Cleveland, OH 44144

—	1-216/252-7300
—	1-800/321-3040

EMPLOYER IDENTIFICATION NUMBER

The employer identification number (EIN) assigned by the Internal Revenue Service to American Greetings Corporation is #34-0065325.

AGENT FOR SERVICE OF LEGAL PROCESS

If you decide to take action against the Plan for any reason, the agent for legal process on the plan is the following:

Sr. Vice President, Human Resources

American Greetings Corporation

One American Road

Cleveland, OH 44144

Legal process may also be served on the Plan Administrator.

AMENDMENT OR TERMINATION OF THE PLAN

The Company reserves the right to amend the Plan as consistent with and necessary for meeting its strategic goals and objectives. The Company further reserves the right to terminate the plan at any time and for any reason without the consent of any employee.

INTERPRETATION OF THE PLAN

The Plan Administrator has full discretion and authority to make the final decision regarding all areas of interpretation and administration, including eligibility for benefits, level of benefits provided, interpretation of Plan language (including this summary plan description), and administrative procedures. The decision of the Plan Administrator is final and binding on all individuals dealing with or claiming benefits under the Plan. If challenged in court, the Plan intends for the Plan Administrator’s decision to be upheld unless found by a court of competent authority to be arbitrary or capricious.

EFFECTIVE DATE

The benefits summarized in this summary plan description are effective as of February 1, 2003. This summary plan description supercedes and replaces any previously distributed materials regarding the severance benefit plan.

YOUR ERISA RIGHTS

As a participant in the American Greetings Corporation Severance Benefits Plan (Officers), you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Plan is designed to meet the legal requirements established by ERISA, as amended. It will be amended to conform to any changes in the law or government regulations.

Your rights under ERISA include the right to receive certain information and the right to file a lawsuit if you believe your rights have been violated. The following is a description of your ERISA rights.

RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS

You can visit the Plan Administrator’s office and examine without charge all documents governing the Plan.

You can obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including updated summary plan descriptions. The Plan Administrator may make a reasonable charge for the copies.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for plan participants, ERISA imposes duties on the people who are responsible for the operation of the employee benefit plans. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other group or person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

ENFORCE YOUR RIGHTS

If your claim for a severance benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain without charge, copies of documents relating to the decision, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance:

—

If you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent for reasons beyond the Plan Administrator’s control.

—	If you have a claim for benefits that is denied or ignored in whole or in part, you may file suit in a state or federal court.
—

If it should happen that plan fiduciaries misuse the plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, if for example, it finds your claim is frivolous.

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about the plan, you should contact the Plan Administrator. If you have questions about this statement or your ERISA rights or if you need assistance in obtaining documents from the Plan Administrator, you should contact:

—	The nearest office of the Pension and Welfare Benefits Administration,

      U.S. Department of Labor (listed in your telephone directory), or

—	Division of Technical Assistance and Inquiries, Pension and Welfare

      Benefits Administration, U.S. Department of Labor, 200 Constitution

      Avenue, N.W., Washington, D.C. 20210.

You also can obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration at 1-800/998-7542.